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                                                                   EXHIBIT 2.9


August 1, 1997

Foothill Capital Corporation
11111 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025

Ladies and Gentlemen:

         The undersigned is the Chief Financial Officer of Global One Distribution & Merchandising Inc. ("OSP"), a Delaware corporation ("Borrower"). In order to induce you (the "Lender") to enter into that certain Forbearance Agreement between Borrower, Global One Distribution & Merchandising, Inc., ("Global One"), BEx Corp. ("BEx"), Kelly Russell Studios, Inc. ("KR, and together with Global One and BEx, the "Obligors") and you of even date herewith (the "Forbearance Agreement"), providing for the orderly liquidation of your collateral securing Borrower's and Obligor's Obligations to you under that certain Amended and Restated Loan and Security Agreement dated August 29, 1996 (the "Loan Agreement"), the undersigned hereby agrees with Lender to furnish support to Lender in one or more of the following respects, in each case if and to the extent requested by Lender and not in contravention of any fiduciary obligations then owing by the undersigned to the Borrower or to any creditor of Borrower other than Lender as a matter of law or pursuant to the order of any court then having jurisdiction over the undersigned:

1. the undersigned will participate in the formulation of a plan of disposition for any property of the Borrower or any Obligor then standing as Collateral to Lender for any credit then or thereafter extended by the Lender to the Obligors and upon such terms as the undersigned believes to be best designed to maximize the proceeds obtainable from such disposition, in order to repay the Obligations of the Obligors to the Lender arising from such credit extensions and will cause Borrower and each Obligor party thereto to execute against that plan, including, but not limited to, the orderly collection Accounts and the sale of Inventory, modifying and revising it with Lender's consent as any modification or revision appears to be desirable;

2. the undersigned will assist Lender in reconstructing records of Borrower and each Obligor concerning such credit extensions, collateral and collateral dispositions and/or assuring that Borrower and each Obligor maintain such records as Lender may request;

3. the undersigned will, on behalf of and for the Borrower and each Obligor, execute and deliver such necessary applications, instruments and documents, and make such necessary amendments to such applications, instruments and documents, and do or cause to be done all such other acts and things, as may be reasonably necessary to Lender in order to secure any approval or consent of, or make any registration, declaration or filing with or obtain

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    any exemption from any governmental agency or regulatory body, in a timely manner, if in Lender's opinion it is necessary or advisable to secure any such approval, license, permit or consent, to make such registration, declaration or filing or to obtain such exemption with respect to any of the foregoing activities; and

4. the undersigned will take such other actions as Lender may reasonably request to furnish support to Lender in the collection of the obligations of the Obligors to the Lender.

         To effect the foregoing, the undersigned will, subject only to any of the aforedescribed fiduciary obligations, act as Lender's agent or representative or, if Lender elects, as the agent or representative of Borrower and each Obligor, for a period of up to six (6) months on up to a full-time basis, with such duties as Lender may require of the undersigned; provided, however, that, during such period, the undersigned shall not have any authority to bind Lender, except to the extent, if any, granted in writing by Lender. The undersigned understands that the services of the undersigned hereunder as the agent or representative of Lender or Borrower and each Obligor shall be entirely at Lender's option, and Lender may or may not, in its discretion, require the undersigned to provide such services. In addition, Lender shall have the right, at any time or from time to time, to terminate or limit the activities of the undersigned hereunder. The undersigned further understands that, to the extent that Lender requires such services of the undersigned hereunder, Lender will either pay the undersigned or arrange for the undersigned to be paid at the rate of One Hundred Dollars ($100) per hour for the time and duties performed.

         The undersigned hereby agrees to save you harmless and indemnify you from and against all loss, damage or injury which you may in any manner sustain in whole or in part by reasons of any fraud, deceit or criminal act committed by the undersigned or by any employee of Borrower or any Obligor at the express direction of the undersigned, or by your reliance on any intentionally and materially false, erroneous, misleading, inaccurate, incorrect or incomplete information furnished to you by the undersigned or by any employee of Borrower or any Obligor at the express direction of the undersigned.

         This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

         This Agreement shall inure to the benefit of you and your successors and assigns. Capitalized terms not otherwise defined herein shall have the meaning as ascribed to such terms in the Loan Agreement.

                                            Very truly yours,


                                            /s/ WILLIAM J. RIGHEIMER
                                            ---------------------------------
                                            William J. Righeimer



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